Exhibit 10(l)

Description of

Washington Real Estate Investment Trust

Short-Term and Long-Term Incentive Plan

In November 2004, the Board of Trustees approved an amended short-term and long-term incentive plan for officers and executives. The first cash benefits under the amended short-term plan will be paid in late 2005, and the first share grants under the amended long-term plan will be made in 2006, in each case based upon 2005 results.

The goals of the new plan are the following:

•	To allow WRIT to attract and retain talented officers and executives.

•	To provide added incentives to achieve various objective performance targets.

•	To link compensation to shareholder results by rewarding competitive and superior shareholder returns as compared to a peer group of companies representing the real estate investment trust industry.

The short-term incentive compensation plan provides for the annual payment of cash bonuses based upon WRIT’s achievement of its annual targets for funds from operations (FFO) per share and earnings before interest, taxes, depreciation and amortization (EBITDA). Each target will be determined in November of the preceding year by management and approved by the Board of Trustees. These measures will be weighted 50% each, and actual results for these measures will be compared to target levels annually. The combined results will then be adjusted by a multiplier, depending upon the condition of four objective measures of the market environment, in the event that WRIT significantly under-performs or outperforms its targets based on market factors unforeseen at the time the targets are set. The environmental factors could weight financial results within a range of 96-104%. The officers and executives will be paid cash awards equal to various percentages of their salaries based on the percentages resulting from the foregoing calculations and their positions, with minimum and maximum thresholds.

The long-term incentive plan was designed to align WRIT’s management with shareholders. The long-term incentive plan provides for the annual grant of restricted WRIT shares based on WRIT’s 5-year rolling average total shareholder return compared to a weighted-average peer group. The awards will be granted in the form of restricted shares, with a value equal to various percentages of their salaries based upon the foregoing comparison, with minimum and maximum thresholds. The shares will be granted pursuant to WRIT’s existing share grant plan, will vest ratably over a five-year period from the date of grant and will not be permitted to be sold until the entire award has vested.